Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Administrator
Covenant Transport, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-2654, 33-88686, 333-67559, 333-37356, 333-50174, 333-88486, and 333-105880) of Covenant Transport, Inc. of our report dated June 25, 2004 relating to the statements of net assets available for plan benefits of Covenant Transport, Inc. 401(k) and Profit Sharing Plan as of December 29, 2003 and the related statement of changes in net assets available for plan benefits for the year ended December 29, 2003, which report appears in the December 29, 2004 annual report on Form 11-K of Covenant Transport, Inc. 401(k) and Profit Sharing Plan.

/s/ KPMG LLP

Atlanta, Georgia
June 22, 2005

Back to Form 11-K